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                                   EXHIBIT 99
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FOR IMMEDIATE RELEASE               Contact:   Stan Steinreich
November 22, 2000                   -------    V.P. of Corporate Relations
                                               (717) 396-2169

ARMSTRONG REPORTS THAT IT FAILED TO REPAY
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$50 MILLION IN COMMERCIAL PAPER
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     LANCASTER, PA -- Armstrong Holdings, Inc. (NYSE:ACK) said that its wholly-owned subsidiary, Armstrong World Industries, Inc., had failed to repay $50 million in commercial paper that came due today.

     The failure to make payment of the commercial paper constitutes an event of default under a long-term $450 million credit facility that expires in October 2003 and certain other financial agreements

     "On Nov. 14th we filed a Form 10-Q report with the Securities and Exchange Commission that explained the liquidity issues facing Armstrong and the options available to it. Our business continues to operate without interruption," said Senior Vice President and Chief Financial Officer E. Follin Smith.

     This news release contains forward-looking statements related to future sales growth and earnings. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including our ability to secure sufficient additional financial flexibility and liquidity, our asbestos related and any other litigation, further downgrades in our credit rating, greater than expected working capital requirements, variations in raw material and energy costs, and our success in achieving manufacturing efficiencies and price increases, our success in introducing new products, product and price competition caused by factors such as worldwide excess industry capacity, interest, foreign exchange and effective tax rates, integration of our acquisitions, business combinations among competitors and suppliers, the strength of domestic and foreign end-use markets and improved efficiencies in the European flooring market and impacts to international operations caused by changes in intellectual property protection and trade regulations, and the political climate in emerging markets. Additional information on matters which could affect the company's financial results is included in its 1999 annual report and form 10-K.

     Armstrong Holdings, Inc. is a global leader in the design, innovation and manufacture of interior finishing solutions, most notably floors and ceilings. Based in Lancaster, PA, Armstrong has approximately 18,000 employees worldwide. In 1999, Armstrong's net sales totaled more than $3.4 billion. Additional information about the company can be found on the Internet at www.armstrong.com.
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